                                                                      Exhibit 99
                                                                      ----------

                                 PRESS RELEASE

MONROE, North Carolina - July 28, 2000, American Community Bancshares, Inc., the parent company of American Community Bank, Monroe, North Carolina ("American Community"; Nasdaq: ACBA), has filed a Registration Statement with the Securities and Exchange Commission ("SEC") to conduct a public offering of its Common Stock. At this time, American Community is not offering any securities for sale because the SEC must first review the filing and grant permission before any securities can be sold.

American Community is proposing to offer between 500,000 and 1,000,000 shares of its Common Stock at a price yet to be determined. Assuming that there are no significant delays resulting from the SEC's review of the filing, American Community anticipates that the offering will begin in early to mid September.

American Community intends to sell primarily in the markets where it has established branches in and around Union and Mecklenburg Counties. Wachovia Securities, Inc., Charlotte, North Carolina, has agreed to stand by to offer any shares not sold by American Community on a "best efforts" basis to its clients in the greater Charlotte Metropolitan area through its retail division, IJL Wachovia. The offering proceeds will be used to provide liquidity and capital to fund expansion plans, to establish an investment portfolio and for general corporate purposes.

The Registration Statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

                                       5